Exhibit 99.1
                        PRESS RELEASE DATED May 13, 2004



              United Medicorp, Inc. Announces First Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the first quarter of 2004.

Revenue for the first quarter ended March 31, 2004 was $1,093,470, up 23 percent compared with $886,239 in the first quarter of 2003. Net income for the first quarter was $87,177 compared to net income of $85,490 in the prior year quarter. Net income per share for the first quarter was $0.0030, compared to net income per share of $0.0029 in the prior year quarter.

Pete Seaman, CEO, stated, "While we are pleased with the results of operations for the first quarter, the Company still faces a significant challenge to overcome the loss of its largest customer and maintain profitability for the remainder of 2004. UMC has been successful in signing several new contracts over the past year, and will continue to invest in the Company's sales and marketing efforts."

Nathan Bailey, Vice President and Controller added, "The Company has now reported net income for fourteen consecutive quarters since the move to Pampa in September of 2000. Net income for the first quarter was impacted by increased employee headcount due to the addition of several new contracts, an increase in collection letters sent due to an increase in collection account inventory, and increased travel costs associated with sales and marketing. These are all costs that generally lead revenues for new customer implementations."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.